                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       LTC PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 1999

    Our 1999 annual meeting of stockholders will be held on Tuesday, May 25, 1999, at 10:00 a.m., local time, at the Silverado Room of the Marriott Residence Inn, Oxnard, California 93030, for the following purposes:

    (1) To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors;

    (2) To transact such other business as may properly come before the meeting.

    Only stockholders whose names appear of record on our books at the close of business on March 31, 1999 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                                  [LOGO]

                                          James J. Pieczynski

                                          President and Chief Financial Officer

Oxnard, California

April 23, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE
    AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED
                                   ENVELOPE.

                              LTC PROPERTIES, INC.

                            ------------------------

                                PROXY STATEMENT

SOLICITATION

    This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on May 25, 1999 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is April 23, 1999.

VOTING RIGHTS

    On March 31, 1999, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 27,407,096 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.

VOTING OF PROXIES

    Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors.

    Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein; no stockholder proposals were received by us on or before December 18, 1998, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

REVOCABILITY OF PROXY

    The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

    Our principal executive offices are located at 300 Esplanade Drive, Suite 1860, Oxnard, California, 93030.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    At the annual meeting, five directors will be elected to hold office until the 2000 annual meeting of stockholders and, in each case, until their respective successors have been duly elected and qualified.

    The nominees for election as directors at the annual meeting are Andre C. Dimitriadis, James J. Pieczynski, Edmund C. King, Wendy L. Simpson and Sam Yellen, each of whom is presently serving as a director of our company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2000 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

    If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                        DIRECTORS AND EXECUTIVE OFFICERS

    This table shows information concerning our directors and executive officers. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal. The information concerning our directors and executive officers is given as of March 1, 1999.

NAME                                            AGE                                 POSITION
------------------------------------------  -----------  ---------------------------------------------------------------
Andre C. Dimitriadis......................          58   Chairman, Chief Executive Officer and Director

James J. Pieczynski.......................          36   President, Chief Financial Officer and Director

Christopher T. Ishikawa...................          35   Senior Vice President and Chief Investment Officer

Edmund C. King............................          64   Director

Wendy L. Simpson..........................          49   Director

Sam Yellen................................          68   Director

    ANDRE C. DIMITRIADIS founded LTC Properties in 1992 and has been its Chairman and Chief Executive officer since its inception. Mr. Dimitriadis is a member of the board of LTC Healthcare, Inc. and Magellan Health Services.

    JAMES J. PIECZYNSKI has served as President and Director since September 1997 and Chief Financial Officer of LTC Properties since May 1994. From May 1994 to September 1997, he also served as Senior Vice President of LTC Properties. He joined LTC Properties in December 1993 as Vice President and Treasurer. Mr. Pieczynski is a member of the board of LTC Healthcare, Inc.

    CHRISTOPHER T. ISHIKAWA has served as Senior Vice President and Chief Investment Officer since September 1997. Prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995. Prior to joining LTC Properties, he was employed by MetroBank from December 1991 to March 1995, where he served as First Vice President and Controller.

    EDMUND C. KING is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 30, 1991.

    WENDY L. SIMPSON is Executive Vice President and Chief Financial Officer of Coram Healthcare Corporation, a healthcare organization. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994.

    SAM YELLEN has been self-employed as a consultant since his retirement in 1990 from KPMG Peat Marwick LLP where he was a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Del Webb Corporation, Downey Financial Corporation, and Wedbush Morgan Securities, Inc.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    During 1998, the Board of Directors met seven times and each of the incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which the director served. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee.

    The Audit Committee is comprised of Mr. Yellen, Chairman, Ms. Simpson and Mr. King. The Audit Committee held one meeting during fiscal 1998. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

    The Compensation Committee is comprised of Ms. Simpson, Chair and Messrs. King and Yellen. The Compensation Committee held one meeting during 1998. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee also is responsible for the administration of our Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options.

    Each director, excluding Mr. Dimitriadis and Mr. Pieczynski, receives a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company.

    Directors participate in LTC Properties' Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan. Both plans permit the Compensation Committee to grant nonqualified stock options or restricted shares to directors from time-to-time. No stock options or restricted shares were granted to any directors during 1998. In addition, directors are eligible to participate in our Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive annual deferred compensation equal to a minimum of $10,000 per year. All contributions made by us to the deferred compensation plan trust are invested in shares of our common stock. In 1998, we contributed $10,000 to the deferred compensation account for the benefit of each of our non-employee directors.

REQUIRED VOTE AND RECOMMENDATIONS

    The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of directors as set forth in this Proposal 1. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES SET FORTH IN
                                  PROPOSAL 1.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

    This table shows information as of March 31, 1999 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

                                                             SHARES BENEFICIALLY OWNED
                                                   ---------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER               COMMON STOCK (1)(2)(3)  PERCENT OF CLASS (3)
-------------------------------------------------  ----------------------  ---------------------
FRANKLIN RESOURCES, INC. ........................          2,162,620(4)               7.9%
  777 Mariners Island Blvd.
  San Mateo, CA 94404

BRINSON PARTNERS, INC. ..........................          1,534,300(5)               5.6%
  209 South LaSalle Street
  Chicago, IL 60604

ANDRE C. DIMITRIADIS.............................            781,372                  2.9%

JAMES J. PIECZYNSKI..............................            169,117                     *

CHRISTOPHER T. ISHIKAWA..........................             83,729                     *

EDMUND C. KING...................................             67,382(6)                  *

WENDY L. SIMPSON.................................             43,963(7)                  *

SAM YELLEN.......................................             66,482                     *

All directors and executive officers as a group            1,212,045                  4.4%
  (6 persons)....................................

------------------------

*   Less than 1%

(1) Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2) No options to acquire shares of common stock were exercisable at March 31, 1999 or were exercisable within 60 days of March 31, 1999.

(3) For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon conversion of outstanding convertible securities.

(4) Based solely upon information contained in a Schedule 13G provided to us, Templeton Global Advisors Limited had sole voting and sole dispositive power with respect to 1,680,400 shares; Templeton Investment Management Limited had sole voting and sole dispositive power with respect to 440,500 shares; and Templeton Investment Counsel, Inc. had sole voting and sole dispositive power with respect to 41,720 shares.

(5) Based solely upon information contained in a Schedule 13G provided to us, Brinson Partners, Inc. had shared voting and shared dispositive power with respect to 1,534,300 shares.

(6) Includes 900 shares held by spouse in an individual retirement account.

(7) Includes 2,215 shares held by spouse.

                             EXECUTIVE COMPENSATION

    This table shows the compensation paid to the Chief Executive Officer and the other three most highly paid executive officers for the past three fiscal years.

                                                                                 LONG TERM COMPENSATION
                                                                    -------------------------------------------------
                                        ANNUAL COMPENSATION          RESTRICTED     SECURITIES
NAME &                             ------------------------------      STOCK        UNDERLYING         ALL OTHER
PRINCIPAL POSITION                 YEAR    SALARY         BONUS      AWARDS (1)    OPTIONS (#)     COMPENSATION (2)
---------------------------------  ----  ----------     ---------   ------------   ------------   -------------------
Andre C. Dimitriadis ............  1998   $400,000       $     --      $      --         --             $62,400
  Chairman & Chief                 1997    400,000        400,000      1,580,000         --              62,400
  Executive Officer                1996    400,000        800,000        710,875         --              62,400

James J. Pieczynski .............  1998    265,000             --             --         --              31,000
  President & Chief                1997    190,000        265,000        948,000         --              17,700
  Financial Officer                1996    165,000        200,000        287,375         --              17,700

Christopher T. Ishikawa .........  1998    206,250             --             --         --              21,000
  Senior Vice President &          1997    112,500        150,000        711,000         --               1,000
  Chief Investment Officer

Pamela J. Privett (3) ...........  1998    250,000             --             --         --              21,000
  Senior Vice President &          1997     55,208        150,000        711,000         --               1,100
  General Counsel

------------------------

(1) Restricted stock awards are valued at their fair market value based on the per share closing price of the Company's common stock on the New York Stock Exchange on the date of grant. Messrs. Dimitriadis, Pieczynski and Ishikawa and Ms. Privett were granted 80,000, 48,000, 36,000 and 36,000 shares, respectively of restricted stock in 1997. Messrs. Dimitriadis and Pieczynski were granted 47,000 and 19,000 shares of restricted stock, respectively, in 1996. Restricted stock holdings as of December 31, 1998 and their fair market value based on the per share closing price of $16.625 on December 31, 1998 were as follows:

                                                              NUMBER OF
                                                              RESTRICTED         VALUE ON
NAME                                                            SHARES       DECEMBER 31, 1998
---------------------------------------------------------  ----------------  -----------------
Andre C. Dimitriadis.....................................        108,200       $   1,798,825

James J. Pieczynski......................................         59,400             987,525

Christopher T. Ishikawa..................................         42,000             698,250

Pamela J. Privett........................................         45,000             748,125

    Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on our common stock. Shares of restricted stock granted in 1997 vest in equal installments over four years beginning January 2001. During 1997, the Board of Directors authorized the accelerated vesting of 18,800, 7,600, 4,000 and 6,000 shares of restricted stock granted in 1996 for Messrs. Dimitriadis, Pieczynski and Ishikawa and Ms. Privett, respectively. The remaining restricted shares granted in 1996 vest in equal installments over three years beginning January 2000. There were no stock options granted to executive officers during the year ended December 31, 1998, 1997 or 1996.

(2) Such amounts represent our contribution to the named individual's deferred compensation account.

(3) Effective February 26, 1999, Ms. Privett resigned from our employment.

   AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

    This table shows the number of stock options exercised during fiscal 1998 by each of the executive officers and the value of unexercised options held as of December 31, 1998. During 1998, no options were granted to any of the executive officers.

                                                             SECURITIES UNDERLYING
                                                             UNEXERCISED OPTIONS AT            VALUE OF
                                    SHARES                     DECEMBER 31, 1998          UNEXERCISED OPTIONS
                                  ACQUIRED ON    VALUE     --------------------------  -------------------------
NAME                              EXERCISE(1)   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  ----------  -------------
Andre C. Dimitriadis............     100,000   $  943,750          --             --           --            --

James J. Pieczynski.............       8,000       57,500          --             --           --            --

Christopher T. Ishikawa.........       8,000       57,500          --             --           --            --

Pamela J. Privett...............          --           --          --             --           --            --

------------------------

(1) In March 1997, our Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options. Under the program, we will make full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. These loans will bear interest at the then current Applicable Federal Rate (the minimum rate necessary to avoid "unstated interest" under Section 483 of the Internal Revenue Code) and be payable in installments over nine years. For the first five years of such loans, interest and principal will be payable quarterly. The amount of principal due each quarter will be equal to 50% of the difference between the cash dividends received on the shares purchased and the quarterly interest that is due. In addition, 25% of cash bonuses and 50% of dividends on restricted stock granted in 1997 received by the borrower must be used to reduce the principal balance of any such loan. At the end of five years, these loans will convert to fully amortizing loans with 16 quarterly payments. Unless our Board of Directors approves otherwise, the loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change in control of our company. At December 31, 1998 the loans outstanding under such program bear interest at rates ranging from 5.77% to 6.63% per annum. The outstanding principal and the number of shares of common stock and the market value of the common stock securing these loans at December 31, 1998 was:

                                                                 SHARES SECURING THE LOANS
                                                OUTSTANDING   -------------------------------
NAME                                             PRINCIPAL    NUMBER OF SHARES   MARKET VALUE
----------------------------------------------  ------------  -----------------  ------------

Andre C. Dimitriadis..........................  $  4,505,605         333,500      $5,544,440

James J. Pieczynski...........................       799,040          62,500       1,039,065

Christopher T. Ishikawa.......................       281,240          24,000         399,000

Pamela J. Privett.............................       520,255          40,000         665,000

EMPLOYMENT AGREEMENTS

    On March 26, 1999, we entered into employment agreements with Messrs. Dimitriadis, Pieczynski and Ishikawa. The employment agreements dated March 26, 1999 amend and restate employment agreements dated June 30, 1998 between LTC Properties and Messrs. Dimitriadis, Pieczynski and Ishikawa. Mr. Dimitriadis, as Chairman and Chief Executive Officer, has been provided with a four-year "ever-green" employment contract. Mr. Dimitriadis' current annual base salary is $400,000. Mr. Pieczynski, as President and Chief Financial Officer, has been provided with a three-year "ever-green" employment contract. Mr. Pieczynski's current annual base salary is $265,000. Mr. Ishikawa, as Senior Vice President and Chief Investment Officer, has been provided with a two-year "ever-green" employment contract.

Mr. Ishikawa's current annual base salary is $225,000. The employment agreements provide that the base salaries of Messrs. Dimitriadis, Pieczynski and Ishikawa may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board of Directors.

    If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason or a change in control of our company, then we will pay the executive officer a lump sum severance payment equal to four times his base salary for Mr. Dimitriadis, three times his base salary for Mr. Pieczynski and two times his base salary for Mr. Ishikawa. Upon a change in control of our company whether or not the executive officer's employment is terminated, we will pay the executive officer a severance payment in cash equal to $5 million for Mr. Dimitriadis, $1.6 million for Mr. Pieczynski and $1.0 million for Mr. Ishikawa. In addition, if any payment or benefit received by the executive officer from us subjects the executive officer to excise taxes under the "golden parachute" rules on payments and benefits, the executive officer will be entitled to receive an additional amount (a "gross-up payment") to make the executive officer whole for these excise taxes (and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if a executive officer's employment is terminated for cause or by voluntary resignation without a good reason. During the term of his employment by us, each executive officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

CERTAIN TRANSACTIONS

    TRANSACTIONS WITH LTC HEALTHCARE, INC.--During 1998, we received 40,002 shares of LTC Healthcare non-voting common stock and a receivable from LTC Healthcare of $21,396,000 under an unsecured line of credit provided by us in exchange for $2,001,000 in cash and the contribution of certain assets and liabilities with a net book value of $29,619,000. Subsequent to the contribution of the above assets and liabilities by LTC Properties to LTC Healthcare, LTC Healthcare obtained mortgage financing of $17.4 million from a third-party lender on four unencumbered properties. LTC Healthcare utilized the proceeds from the mortgage debt and cash on hand to repay borrowings of $17,668,000 under the unsecured line of credit provided by us. During 1998, LTC Healthcare borrowed an additional $12,800,000 under the unsecured line of credit provided by us.

    On September 30, 1998, the 40,002 shares of LTC Healthcare non-voting common stock held by us were converted into 3,335,882 shares of LTC Healthcare voting common stock. Concurrently, we completed the spin-off of all LTC Healthcare voting common stock through a taxable dividend distribution to the holders of our common stock, Convertible Series C Preferred Stock and convertible subordinated debentures. One share of LTC Healthcare common stock was distributed to each holder of our common stock, Series C Preferred Stock and subordinated debentures for each ten shares of our common stock owned and for each ten shares of our common stock that would have been issued upon conversion of the subordinated debentures and Series C Preferred Stock. We incurred costs of approximately $500,000 in connection with the distribution. For book purposes, no gain was recognized on the distribution of LTC Healthcare common stock which had a net book value of approximately $10,724,000. The distribution was a taxable dividend distribution and accordingly, for tax purposes, the net assets were transferred at their net fair market value of approximately $15,650,000 ($4.69 per share of LTC Healthcare common stock) which resulted in a taxable gain of approximately $4,900,000.

    Upon completion of the distribution, LTC Healthcare began operating as a separate public company. Messrs. Dimitriadis and Pieczynski serve as members of the Board of Directors of LTC Healthcare.

    We have entered into various agreements with LTC Healthcare which, among other things, provide for a sharing of corporate overhead under an administrative services agreement. During 1998, we charged LTC Healthcare an administrative services fee of approximately $350,000. In addition, we provided LTC Healthcare with a $20,000,000 unsecured line of credit that bears interest at 10% and matures in March 2008. As of December 31,1998 approximately $16,528,000 was outstanding under the line of credit. During 1998, we recorded interest income related to the unsecured line of credit of $711,000.

    As of December 31, 1998, we owned 299,900 shares of LTC Healthcare common stock, representing approximately 9% of LTC Healthcare's outstanding common stock. Such shares were acquired in the open market subsequent to our distribution of our investment in LTC Healthcare.

    TRANSACTIONS WITH NON-EMPLOYEE DIRECTORS--During 1998, we made loans to non-employee directors for the exercise of stock options under identical terms to such loans made to executive officers as described in note 1 to the Aggregated Option Exercises and Option Values Table. On December 31, 1998 the loans outstanding under such program, which bear interest at rates ranging from 5.77% to 6.33% per annum and the market value of common stock securing such loans, were as follows:

                                                                 SHARES SECURING THE LOANS
                                                 OUTSTANDING  -------------------------------
NAME                                              PRINCIPAL   NUMBER OF SHARES   MARKET VALUE
-----------------------------------------------  -----------  -----------------  ------------

Edmund. C King.................................   $ 616,515          46,000       $  764,750

Wendy L. Simpson...............................     158,510          10,000          166,250

Sam Yellen.....................................     616,515          46,000          764,750

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation and Option Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

                    COMPENSATION AND OPTION COMMITTEE REPORT

    The Compensation and Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    The compensation committee is comprised of Ms. Simpson, Chair and Messrs. King and Yellen. The compensation committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The compensation committee is also responsible for the administration of our Restated 1992 Stock Option Plan and 1998 Equity Participation Plan. The compensation committee is authorized to determine the options and restricted stock awards to be granted under such plans and the terms and provisions of such options and restricted stock awards. We have three executive officers, one of whom is our Chief Executive Officer.

COMPENSATION PHILOSOPHY

    The compensation committee endeavors to ensure that the compensation programs for our executives are effective in attracting and retaining key executives responsible for our success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. The compensation committee seeks to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation package, which currently is comprised of base salary, bonuses, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

    In determining the level and composition of compensation for the executive officers, the compensation committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the compensation committee considers funds from operations per share an important measure of our performance, the compensation committee does not apply any specific quantitative formula in making compensation decisions. The compensation committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the compensation committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The compensation committee assigns no specific weight to any of the factors discussed above in establishing executive compensation.

BASE SALARIES

    Base salaries are reviewed and adjusted by the compensation committee on an annual basis. The compensation committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of our peer group. In determining an individual executive's actual base salary, the compensation committee also considers other factors, which may include the executive's past performance and contributions to our success. Base compensation for Messrs. Dimitriadis, Pieczynski,

Ishikawa and Ms. Privett for 1998 were $400,000, $265,000, $206,250 and
$250,000, respectively. In May 1998 the compensation committee increased the annual base salary payable to Mr. Ishikawa to $225,000.

BONUSES

    Bonuses are awarded based on our overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. During 1998, we exceeded our financial targets by delivering basic funds from operations of $1.76 per share, diluted funds from operations of $1.71 per share and completing $204,800,000 of new investments. However, due to the decline in the market price of our common stock from $20.75 at December 31, 1997 to $16.625 at December 31, 1998, a recommendation was made by management to the compensation committee that no bonuses be granted to executive officers in 1998. The compensation committee accepted the recommendation. For the twelve months ending December 31, 1998, the total return (including the reinvestment of quarterly dividends) to stockholders was a negative return of approximately 11%. The five-year return (including the reinvestment of quarterly dividends) to stockholders for the period from December 31, 1993 through December 31, 1998 was 103%.

STOCK OPTION PLANS

    We have adopted the Restated 1992 Stock Option Plan and the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 1,400,000 shares of common stock for issuance under the Restated Plan and 500,000 shares for issuance under the Equity Participation Plan. Both plans are administered by the compensation committee which sets the terms and provisions of the awards granted under the plans. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance of and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The compensation committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers. No stock based compensation awards were granted to our executive officers during 1998.

POLICY WITH RESPECT TO SECTION 162(M)

    The compensation committee has considered the anticipated tax treatment to us regarding the compensation and benefits paid to the executive officers in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), the amount of compensation paid to our chief executive officer and certain other highly compensated executives that is deductible for federal income tax purposes is limited to $1,000,000 annually, subject to certain performance, disclosure, and stockholder approval requirements. Our basic philosophy is to strive to provide such executive officers with a compensation package which will balance the deductibility of such payments for us with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer's vesting or exercise of previously granted rights. Certain compensation arising from restricted stock awarded to executive officers under our 1992 Stock Option Plan does not meet the requirements of section 162(m). If awards under the 1998 Equity Participation Plan constitute qualified performance-based compensation, such awards will not be subject to the Section 162(m) deduction limitation.

    Interpretations of and changes in the tax laws and other factors beyond the compensation committee's control may affect the deductibility of certain compensation payments. The compensation committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

April 23, 1999

                                          Compensation Committee
                                          Wendy L. Simpson, Chair
                                          Edmund C. King
                                          Sam Yellen

                            STOCK PERFORMANCE GRAPH

    This graph compares the cumulative total stockholder return on our common stock from December 31, 1993 to December 31, 1998 with the cumulative stockholder total return of (1) the Standard & Poor's 500 Stock Index and (2) the NAREIT Hybrid REIT Index. The comparison assumes $100 was invested on December 31, 1993 in our common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              LTC      S&P 500    NAREIT
1993          $100.0     $100.0     $100.0
1994          $111.5     $101.3     $104.0
1995          $137.5     $139.2     $127.9
1996          $183.7     $171.2     $165.5
1997          $226.6     $228.3     $183.3
1998          $202.8     $293.6     $120.9

    The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and compensation and committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP audited our financial statements for the year ended December 31, 1998 and have been our auditors since our organization in May 1992. The directors have selected the firm of Ernst & Young LLP as our independent accountants for the fiscal year ending December 31, 1999. A representative of Ernst & Young LLP is expected to be present at the May 25, 1999 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                         FOR NEXT YEAR'S ANNUAL MEETING

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by us no later than December 24, 1999.

                                 OTHER MATTERS

    The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Corporate Investor Communications, Inc. for a fee of $4,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

    Our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 1998, is being mailed herewith to all stockholders of record. WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 300 ESPLANADE DRIVE SUITE 1860, OXNARD, CA 93030.

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                                  [LOGO]

                                          James J. Pieczynski
                                          President and Chief Financial Officer

Oxnard, California
April 23, 1999

                            LTC PROPERTIES, INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS--MAY 25, 1999

   The undersigned hereby appoints: Andre C. Dimitriadis and James J. Pieczynski, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Marriott Residence Inn, Oxnard, California, on Tuesday, May 25, 1999 at 10:00 A.M.
(PDT), or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                     USING THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------
                        FOLD AND DETACH HERE

                             LTC PROPERTIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.  ELECTION OF DIRECTORS--Nominees:
    Andre C. Dimitriadis, James J. Pieczynski, Edmund C. King,
    Wendy L. Simpson and Sam Yellen.

          For     Withheld     For All
          All       All        Except
          / /       / /          / /

------------------------------------------
Nominee Exception

In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted "FOR" all nominees listed under Item (1).

Dated: ______________________, 1999

Signature(s)_______________________

___________________________________

Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title in your signature. NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

------------------------------------------------------------------------------
                     FOLD AND DETACH HERE

    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                USING THE ENCLOSED ENVELOPE.